Filed by Titan International, Inc.
pursuant to Rule 425 of the Securities Act of 1933
and deemed filed pursuant to Rule 13e-4(c) under the Securities Exchange Act of 1934
Subject Company: Titan International, Inc.
Commission File No. 1-12936
Titan International, Inc.
Registration Statement on Form S-4
File No. 333-140121

Exhibit 99

TITAN ANNOUNCES 100% ACCEPTED CONVERSION OFFER
FOR SENIOR CONVERTIBLE NOTES DUE 2009

QUINCY, Ill. - March 21, 2007 - Titan International, Inc. (NYSE: TWI) today announced the expiration of its previously announced Offer to the holders of its 5.25 percent senior convertible notes (the “Notes”) due 2009 to convert their $81,200,000 principal amount of Notes into Titan’s common stock at an increased conversion rate (the “Offer”). The Offer expired at 5 p.m. New York City time on March 20, 2007.

As of 5 p.m. New York City time on the expiration date, Titan has been advised by the conversion agent that holders of $81,200,000 aggregate principal amount of the Notes, constituting 100 percent of the principal amount of the outstanding Notes, had delivered valid tenders pursuant to the Offer. All of such tenders were accepted for exchange by Titan.

The $81,200,000 of accepted Notes will be converted to 6,577,200 shares of Titan common stock and such shares will be promptly delivered to the respective tendering holders by the conversion agent. Each $1,000 principal amount of Notes is convertible into 81.0 shares of Titan common stock, which is equivalent to a conversion price of approximately $12.35 per common share.

The Offer was made pursuant to a Conversion Offer Prospectus, dated February 21, 2007, contained in a registration statement filed by Titan with the Securities and Exchange Commission, which was declared effective on February 21, 2007. Titan has retained Merrill Lynch, Pierce, Fenner & Smith Incorporated to serve as the Dealer Manager for the Offer. Questions regarding the Offer may be directed to Merrill Lynch, Pierce, Fenner & Smith Incorporated at (888) 654-8637 attention: Liability Management Group.

Titan selected Global Bondholder Services Corporation to serve as both the Information and Conversion Agent. Questions regarding the Offer may be directed to Global Bondholder Services Corporation by telephone at (866) 470-3900.

Titan International, Inc., a holding company, owns subsidiaries that supply wheels, tires and assemblies for off-highway equipment used in agricultural, earthmoving/construction and consumer (including all terrain vehicles and trailers) applications.

Contact: Courtney Leeser
Communications Coordinator
(217) 221-4489